Report of Independent Accountants

To the Trustees and Shareholders of
J.P. Morgan Institutional Bond Fund,
J.P. Morgan Institutional Bond Fund - Ultra,
J.P. Morgan Institutional Emerging Markets
Equity Fund,
J.P. Morgan Institutional Federal Money Market
Fund,
J.P. Morgan Institutional Global Strategic
Income Fund,
J.P. Morgan Institutional International Equity
Fund,
J.P. Morgan Institutional Short Term Bond Fund and
J.P. Morgan Institutional Treasury Money Market
Fund
J.P. Morgan Treasury Money Market Reserves Fund

In planning and performing our audits of the financial statements of J.P. Morgan Institutional Bond
Fund, J.P.
Morgan Institutional Bond Fund - Ultra, J.P.
Morgan
Institutional Emerging Markets Equity Fund,
J.P. Morgan
Institutional Federal Money Market Fund, J.P.
Morgan
Institutional Global Strategic Income Fund,
J.P. Morgan
Institutional International Equity Fund, J.P.
Morgan
Institutional Short Term Bond Fund, J.P. Morgan
Institutional Treasury Money Market Fund and
J.P. Morgan
Institutional Treasury Money Market Reserves
Fund (the
Funds) for the year ended October 31, 2000, we considered their internal control, including control activities for safeguarding securities, in order to determine our auditing procedures for the purpose of expressing our opinions on the financial statements and to comply with the requirements of Form N-SAR, not to provide assurance on internal control.
The management of the Funds is responsible for establishing and maintaining internal control.
In fulfilling
this responsibility, estimates and judgments by management are required to assess the expected benefits and related costs of controls. Generally, controls that are relevant to an audit pertain to the entitys objective of preparing financial statements for external purposes that are fairly presented in conformity with generally accepted accounting principles. Those controls include the safeguarding of assets against unauthorized acquisition, use or disposition.
Because of inherent limitations in internal control, errors or fraud may occur and not be detected. Also, projection of any evaluation of internal control to future periods is subject to the risk that it may become inadequate because of changes in conditions or that the effectiveness of their design and operation may deteriorate.
Our consideration of internal control would not necessarily disclose all matters in internal control that might be material weaknesses under standards established by the
American Institute of Certified Public
Accountants.  A
material weakness is a condition in which the design or operation of one or more of the internal control components does not reduce to a relatively low level the risk that misstatements caused by error or fraud in amounts that would be material in relation to the financial statements being audited may occur and not be detected within a timely period by employees in the normal course of performing their assigned functions. However, we noted no matters involving internal control and their operation, including controls for safeguarding securities, that we consider to be material weaknesses as defined above as of
October 31, 2000.
This report is intended solely for the
information and use of
the Trustees of the Funds, management and the Securities and Exchange Commission and is not intended to be and should not be used by anyone other than these specified parties.



December 21, 2000

To the Trustees and Shareholders of
J.P. Morgan Institutional Bond Fund,
J.P. Morgan Institutional Bond Fund- Ultra
J.P. Morgan Institutional Emerging Markets
Equity Fund,
J.P. Morgan Institutional Federal Money Market
Fund,
J.P. Morgan Institutional Global Strategic
Income Fund,
J.P. Morgan Institutional International Equity
Fund,
J.P. Morgan Institutional Short Term Bond Fund,
J.P. Morgan Institutional Treasury Money Market
Fund, and
J.P. Morgan Institutional Treasury Money Market
Reserves Fund